 Second Quarter 2013Earnings Conference Call  August 6, 2013

 Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Except to the extent required by law, we undertake no obligation to update publicly any forward-looking statement after this presentation, whether as a result of new information, future events, changes in assumptions or otherwise. Please see our latest Forms 10-K and 10-Q for a discussion of risk factors as they relate to forward-looking statements. Today’s presentation includes certain non-GAAP financial measures. You are directed to our website at http://investor.hickorytech.comfor a reconciliation of these measures.   Safe Harbor Statement

 2Q 13 Highlights  Second Quarter 2013 compared to Second Quarter 2012Revenue totaled $47.1 M, +7%Fiber and Data revenue +11%Equipment Segment revenue +18%Telecom revenue -3%Operating income totaled $5.0 M, +12%Net income totaled $2.3 M, +34% Adjusted EBITDA totaled $12.3 M, up 9%Dividend declared of $0.145 per share paid on June 5Company purchased and retired approximately 72,000 shares ofHickoryTech stock in 2Q13  *

 Consolidated Revenue  2Q13 compared to 2Q12Total revenue +7%  ($ in millions)  *

 Revenue by Segment  Fiber and Data revenue +11%   ($ in millions) before intersegment eliminations  Equipment  Fiber and Data  Telecom  Equipment Segment revenue +18%  Telecom revenue -3%  2Q13 revenue compared to 2Q12  *

 Revenue Diversification  79% of YTD 2013 revenue is from Business & Broadband Services  Equipment  Fiber & Data  Telecom  Broadband revenue is included in Telecom Segment.  *

 Earnings and Income  ($ in millions)  Operating Income  Operating Income +12% from 2Q12   EPS increased 31% from 2Q12  Diluted EPS  *

 Stock Repurchase Summary  Company announced a stock repurchase plan in Aug. 2011 of up to $3 million of HickoryTech stock with no specified expiration date.  Date  HTCO Shares  Amount  2Q13  71,638  $746,376  1Q13  52,647  $528,493  2011  36,248  $324,180  Total  160,533  $1,599,049  *

 Fiber Network Expansion  Completed the Greater Minn. Broadband Collaborative Project (July 2013)Leveraging five-state regional fiber network which includes 4,100 fiber route miles Focused on expanding distribution networks  *

 Debt Balance  *  $5.5 M reduction from 2Q122.9 debt to EBITDA ratio

 2013 Fiscal Outlook  Guidance as provided in 4Q12 earnings release on March 5, 2013.     2012   2013 Guidance Change Y/Y  2013 Guidance Range  Revenue  $183 M  (2%) to 3%  $179 M to $188 M  EBITDA  $46 M  2% to 8%  $47 M to $50 M  Net Income  $8.3 M  (7%) to 14%  $7.7 M to $9.5 M  Diluted EPS  $0.61  (7%) to 13%  $0.57 to $0.69  Capital Expenditures  $30 M  (20%) to (6%)  $24 M to $28 M  Debt  $137 M  (3%) to (1%)  $133 M to $136 M  *

 2013 Priorities  Build Enventis brand to grow business servicesModerate Telecom spending and increase bundle penetrationCapitalize on past investments and continue to invest efficiently, target on-network salesManage free cash flow and costsImprove customer experienceDeliver shareholder value  *

 Key Strategic Initiatives  Strategic Growth through organic and external growth  *

 HickoryTech Investment Strengths  Diverse revenue streams / markets, emerging growth through business revenue stream and fiber network expansion  65+ years of dividend return, yield 5%Increased dividend in 2012, 2011 and 2010  Experienced company with 115-year track record of financial stability   Strong cash flow, strong balance sheet, high level of recurring revenue   Focused on doubling the value of HickoryTech by growing EBITDA, strategic services, managing debt  *

Supplemental Financial Information

Reconciliation of Non-GAAP Measures

(Dollars in thousands)	Three Months Ended June 30 2013	Three Months Ended June 30 2012	Six Months Ended June 30 2013	Six Months Ended June 30 2012
Reconciliation of consolidated net income to EBITDA:				
Net income	$ 2,321	$ 1,738	$ 3,947	$ 4,032
Add:				
Depreciation and amortization	7,252	6,732	14,261	12,926
Interest expense	1,131	1,599	2,270	3,010
Income taxes	1,567	1,164	2,661	2,731
EBITDA	12,271	11,233	23,139	22,699
Adjustments allowed under our credit agreement:				
Asset impairment	5	-	638	-
Adjusted EBITDA as defined in our credit agreement	$ 12,276	$ 11,233	$ 23,777	$ 22,699

(Dollars in thousands)	Year Ending December 31, 2013 Guidance Range Low	Year Ending December 31, 2013 Guidance Range High
Reconciliation of net income to 2013 EBITDA guidance:		
Projected net income	$ 7,700	$ 9,500
Add back:		
Depreciation and amortization	29,000	28,500
Interest expense	5,000	5,500
Taxes	5,300	6,500
Projected EBITDA guidance	$ 47,000	$ 50,000
Prior Year EBITDA	$ 46,176	$ 46,176
% Change	+2%	+8%

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Appendix

Supplemental Financial Information  Reconciliation of Non-GAAP Measures  Appendix  *        Three months ended  Three months ended  Three months ended  Three months ended  Three months ended  Three months ended  Three months ended  Three months ended  (Dollars in thousands)  (Dollars in thousands)  (Dollars in thousands)  Jun-13    Mar-13    Dec-12    Sep-12    Reconciliation of net income to EBITDA:  Reconciliation of net income to EBITDA:  Reconciliation of net income to EBITDA:                        Net income  Net income   $ 2,321      $ 1,626      $ 2,525      $ 1,741       Add:                      Depreciation and amortization  Depreciation and amortization   7,252      7,009      6,951      6,869       Interest expense  Interest expense   1,131      1,139      1,114      1,625       Income taxes  Income taxes   1,567      1,094      1,458      1,194       EBITDA      $ 12,271      $ 10,868      $ 12,048      $ 11,429       Adjustments allowed under our credit agreement:  Adjustments allowed under our credit agreement:                     Asset impairment   Asset impairment   5      633      -      -       Adjusted EBITDA as defined in our credit agreement  Adjusted EBITDA as defined in our credit agreement   $ 12,276      $ 11,501      $ 12,048      $ 11,429                           Debt to EBITDA ratio  Debt to EBITDA ratio  Debt to EBITDA ratio                   Total outstanding debt as of June 30, 2013   Total outstanding debt as of June 30, 2013   Total outstanding debt as of June 30, 2013       $ 135,979              EBITDA for the last (4) consecutive fiscal quarters as presented above   EBITDA for the last (4) consecutive fiscal quarters as presented above   EBITDA for the last (4) consecutive fiscal quarters as presented above   EBITDA for the last (4) consecutive fiscal quarters as presented above     47,254             Debt to EBITDA ratio as of June 30, 2013  Debt to EBITDA ratio as of June 30, 2013  Debt to EBITDA ratio as of June 30, 2013       2.88